Orion Group Holdings, Inc. Reports Third Quarter 2018 Results

HOUSTON, TEXAS, November 1, 2018 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net loss of $6.4 million, ($0.22 diluted loss per share) for the three months ended September 30, 2018. These results compare to net loss of $5.0 million, ($0.18 diluted loss per share) for the same period a year ago.

“Despite customer scheduling and weather delays during the third quarter, we remain bullish on the long-term outlook of the Company due to our solid bid market and second highest backlog in Company’s history,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer. “Our Marine segment continues to see strong demand and we continue to have solid project execution. As previously noted, during the third quarter, we experienced delays in new project awards as well as customer permitting delays. Additionally, our Concrete segment experienced project delays due to continuous rain patterns throughout Texas in August and September. Given the quick cycle nature of our business, we encourage investors to focus on long term results, as we do, rather than quarter to quarter fluctuations.”

Consolidated Results for Third Quarter 2018 compared to Third Quarter 2017

•
Contract revenues were $125.1 million, a decrease of 10.8% as compared to revenues of $140.2 million. The decrease is primarily attributed to the timing and mix of projects and weather patterns in Texas.

•
Gross profit was $5.9 million, as compared to gross profit of $10.8 million. Gross profit margin was 4.7% as compared to 7.7%. This decrease is primarily attributed the timing and mix of projects and weather patterns in Texas.

Selling, General and Administrative expenses were $14.4 million as compared to $16.5 million. The decrease is driven by cost saving initiatives and decreased legal fees.

•	Operating loss was $7.4 million as compared to an operating loss of $5.4 million.

•	EBITDA was $0.7 million, representing a 0.5% EBITDA margin as compared to EBITDA of $2.0 million, or 1.4% EBITDA margin.

Segment Results for Third Quarter 2018 Compared to Third Quarter 2017

Marine Segment

•	Contract revenues were $63.5 million, a decrease of 7.2% as compared to $68.4 million. The decrease is primarily attributed to the timing and mix of projects driven by customer schedules.

•
Operating loss was $5.6 million, as compared to an operating loss of $9.8 million. The increase is attributed to the three Hurricanes that impacted roughly eighty percent of Marine operations in the third quarter of last year.

•	EBITDA was $2.5 million, representing a 4.0% EBITDA margin as compared to $(2.4) million EBITDA and a (3.5)% EBITDA margin.

Concrete Segment

•
Contract revenues were $61.6 million, a decrease of 14.2%, as compared to $71.8 million. The decrease is primarily attributed to delays caused by continuous rain patterns throughout the Texas market during August and September.

•
Operating loss was $1.8 million, as compared to operating income of $4.5 million. The decrease is primarily attributed to delays caused by continuous rain patterns throughout Texas during August and September.

•	EBITDA was $(1.9) million, representing a (3.0)% EBITDA margin as compared to $4.4 million EBITDA and an 6.1% EBITDA margin.

Backlog

Backlog of work under contract as of September 30, 2018 was the Company's second highest backlog in its history at $426 million and an increase of 11.2% compared with backlog under contract at September 30, 2017 of $383 million. Of the September 30, 2018 backlog, $238.1 million was attributable to the Marine segment, while $187.9 million was attributable to the Concrete segment. The increase in backlog is due to the timing and mix of project awards and continues to support the Company's positive outlook. Currently, the Company has $1.1 billion worth of bids outstanding, including approximately $63 million on which it is the apparent low bidder, or have been awarded subsequent to the end of the third quarter, of which approximately $58 million pertains to the Marine segment and approximately $5 million to the Concrete segment.

"During the third quarter, we bid on approximately $871 million and were successful on approximately $210 million," said Chris DeAlmeida, Orion Group Holding's Executive Vice President and Chief Financial Officer. "This resulted in a 1.68 times book-to-bill ratio and a win rate of 24.1%. In the Marine segment, we bid on approximately $341 million during the third quarter 2018 and were successful on $117 million, which translated into a 1.84 times book-to-bill ratio and a win rate of 34.3%. The Concrete segment bid on approximately $530 million in work while being awarded approximately $93 million. This yielded a 1.52 times book-to-bill ratio and a win rate of 17.5%."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Business Sector Overviews

The Infrastructure sector, which consists of the Marine segment, provides both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways. Market fundamentals in this segment continue to provide promising opportunities for future jobs. Specifically, expansion of private sector waterside facilities continues, with solid demand from private recreational customers, including bid opportunities for cruise industry infrastructure, as well as continued solid demand from the downstream energy sector.

The Building sector, which consists of the Concrete segment, continues to see solid demand as its three major metropolitan markets retain their positions as leading centers for population growth and business expansion. Population growth is driving new distribution centers, office expansion, retail and grocery establishments, multi-family housing units, educational facilities and medical facilities. In Houston, the Company continues to experience competitive pressure in the market but expects to maintain market share. The Company continues to focus on expanding its market share in the Dallas-Fort Worth market, including adding structural opportunities. Also, solid growth opportunities are expected in the Central Texas market, as the Company continues to see fundamentally strong end market drivers.

In the Industrial sector, the Company continues its greenfield expansion by combining talent and resources from the Marine segment and Concrete segment to execute and pursue foundation and other work inside the industrial environment. The Company is currently executing industrial projects with several additional bids and bid opportunities developing. The Company continues to expect the massive long-term petrochemical driven opportunities along the Gulf Coast to provide significant project opportunities with outpaced growth in the petrochemical industry.

Outlook
“During the first six months of 2018, we experienced solid project execution, continued strong demand, and favorable working conditions,” stated Mr. Stauffer. “While we experienced some delays that adversely effected our results in the third quarter and may impact the fourth quarter, these are related to the timing of awards, weather, and the natural quick cycle nature of our business. Year to date, we have had improved performance with top line and bottom line growth and we remain optimistic about the long-term outlook for our business. We continue to remain focused on cost controls as well as reducing underutilized assets. Our strategic plan is working, we are headed in the right direction, we remain focused on increasing shareholder value and we continue to believe the Company has a strong outlook, with solid prospects for continued bottom line growth in the future. Currently, we have $1.1 billion worth of total bids outstanding. However, given the impacts from the third quarter, we will not meet our EBITDA outlook for 2018 as previously anticipated. Currently, we believe our full year 2018 EBITDA outlook will be in the range of the high twenties to low thirties."

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2018 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 1, 2018. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Third Quarter 2018 Earnings Conference Call toll free at (855) 478-9690; participant code: 8889892.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.
Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Contract revenues	$125,073	$140,162	$421,682	$416,339
Costs of contract revenues	119,135	129,405	379,154	377,200
Gross profit	5,938	10,757	42,528	39,139
Selling, general and administrative expenses	14,371	16,524	46,249	49,031
(Gain) loss on sale of assets, net	(1,028)	(413)	(2,527)	(590)
Other gain from continuing operations	—	—	(5,448)	—
Operating income (loss) from operations	(7,405)	(5,354)	4,254	(9,302)
Other (expense) income
Other income	1,143	9	1,617	30
Interest income	52	11	100	11
Interest expense	(3,217)	(1,369)	(5,899)	(4,186)
Other expense, net	(2,022)	(1,349)	(4,182)	(4,145)
(Loss) income before income taxes	(9,427)	(6,703)	72	(13,447)
Income tax (benefit) expense	(3,071)	(1,666)	78	(4,309)
Net loss	$(6,356)	$(5,037)	$(6)	$(9,138)

Basic loss per share	$(0.22)	$(0.18)	$—	$(0.33)
Diluted loss per share	$(0.22)	$(0.18)	$—	$(0.33)
Shares used to compute loss per share:
Basic	28,490,530	27,950,829	28,421,850	27,980,074
Diluted	28,490,530	27,950,829	28,421,850	27,980,074

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Marine
Contract revenues	$63,479	$68,383	$206,967	$197,566
Operating (loss) income	(5,559)	(9,837)	4,348	(26,160)

Concrete
Contract revenues	$61,594	$71,779	$214,715	$218,773
Operating (loss) income	(1,846)	4,483	(94)	16,858

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Operating (loss) income	$(7,405)	$(5,354)	$4,254	$(9,302)
Other (expense) income	1,143	9	1,617	30
Depreciation and amortization expense	6,922	7,304	21,134	22,422
EBITDA(1)	$660	$1,959	$27,005	$13,150
Operating (loss) income margin(2)	(5.0)%	(3.8)%	1.4%	(2.3)%
Impact of depreciation and amortization	5.5%	5.2%	5.0%	5.4%
EBITDA margin(1)	0.5%	1.4%	6.4%	3.1%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Operating income (loss)	$(5,559)	$(9,837)	$4,348	$(26,160)
Other income	3,323	2,371	8,903	6,519
Depreciation and amortization expense	4,746	5,075	14,772	15,417
EBITDA(1)	$2,510	$(2,391)	$28,023	$(4,224)
Operating (loss) income margin(2)	(3.5)%	(10.9)%	6.4%	(9.9)%
Impact of depreciation and amortization	7.5%	7.4%	7.1%	7.8%
EBITDA margin(1)	4.0%	(3.5)%	13.5%	(2.1)%

	Concrete
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Operating income (loss)	$(1,846)	$4,483	$(94)	$16,858
Other expense	(2,180)	(2,362)	(7,286)	(6,489)
Depreciation and amortization expense	2,176	2,229	6,362	7,005
EBITDA(1)	$(1,850)	$4,350	$(1,018)	$17,374
Operating (loss) income margin(2)	(6.5)%	3.0%	(3.4)%	4.7%
Impact of depreciation and amortization	3.5%	3.1%	3.0%	3.2%
EBITDA margin(1)	(3.0)%	6.1%	(0.4)%	7.9%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,594	$9,086
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	81,181	84,953
Retainage	30,216	39,189
Other current	5,415	3,706
Income taxes receivable	395	339
Inventory	3,757	4,386
Costs and estimated earnings in excess of billings on uncompleted contracts	57,411	46,006
Prepaid expenses and other	2,939	4,124
Total current assets	183,908	191,789
Property and equipment, net	144,387	146,278
Inventory, non-current	4,781	4,915
Goodwill	69,483	69,483
Intangible assets, net of amortization	15,634	18,175
Other non-current	6,555	2,645
Total assets	$424,748	$433,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$40,650	$22,756
Accounts payable:
Trade	31,360	45,194
Retainage	1,717	1,990
Accrued liabilities	17,699	17,873
Taxes payable	—	256
Billings in excess of costs and estimated earnings on uncompleted contracts	24,528	33,923
Total current liabilities	115,954	121,992
Long-term debt, net of debt issuance costs	55,770	63,185
Other long-term liabilities	4,460	3,573
Deferred income taxes	12,682	13,243
Interest rate swap liability	—	26
Total liabilities	188,866	202,019
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 29,677,843 and 28,860,961 issued; 28,966,619 and 28,149,737 outstanding at September 30, 2018 and December 31, 2017, respectively	296	288
Treasury stock, 711,231 shares, at cost, as of June 30, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Other comprehensive income (loss)	357	(26)
Additional paid-in capital	179,214	174,697
Retained earnings	62,555	62,847
Total stockholders’ equity	235,882	231,266
Total liabilities and stockholders’ equity	$424,748	$433,285

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(6)	$(9,138)
Adjustments to reconcile net income (loss) to net cash provided by (used in):
Operating activities:
Depreciation and amortization	21,134	22,422
Unamortized debt issuance costs on debt extinguishment	2,164	—
Deferred financing cost amortization	676	942
Deferred income taxes	(561)	(5,478)
Stock-based compensation	1,710	1,800
Gain on sale of property and equipment	(2,527)	(590)
Other gain from continuing operations	(5,448)	—
Change in operating assets and liabilities:
Accounts receivable	11,036	19,930
Income tax receivable	(56)	(2,203)
Inventory	763	74
Prepaid expenses and other	3,410	1,481
Costs and estimated earnings in excess of billings on uncompleted contracts	(11,405)	(6,859)
Accounts payable	(14,266)	2,225
Accrued liabilities	(1,925)	(836)
Income tax payable	(256)	2,364
Billings in excess of costs and estimated earnings on uncompleted contracts	(9,395)	5,721
Other	(287)	—
Net cash (used in) provided by operating activities	(5,239)	31,855
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,320	6,361
Contributions to CSV life insurance	(424)	(430)
Acquisition of TBC	—	(6,000)
TBC acquisition adjustment	—	(557)
Insurance claim proceeds related to property and equipment	1,346	—
Purchase of property and equipment	(15,043)	(7,234)
Proceeds from return of investment	94	—
Net cash used in investing activities	(11,707)	(7,860)
Cash flows from financing activities:
Borrowings from Credit Facility	29,861	52,000
Payments made on borrowings from Credit Facility	(21,361)	(74,438)
Exercise of stock options	2,815	1,007
Loan costs from Credit Facility	(861)	(210)
Net cash provided by (used in) financing activities	10,454	(21,641)
Net change in cash and cash equivalents	(6,492)	2,354
Cash and cash equivalents at beginning of period	9,086	305
Cash and cash equivalents at end of period	$2,594	$2,659
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,994	$3,232
Taxes, net of refunds	$472	$1,067